UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2007

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 E. Franklin St., Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 649-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2007, the Compensation Committee of the Board of Directors of Media General, Inc. adopted the Stock Appreciation Rights Plan (SARs Plan) and approved grants of individual awards thereunder. The SARs Plan provides certain key executives, including executive officers, with an incentive that aligns their interests with those of the Company and its shareholders. A SAR, which is settled in cash, provides the grantee the ability to derive benefit from appreciation in the value of the Company’s Class A Common Stock. The amount realized upon exercise of a SAR is the difference between the value of Class A Common Stock on the date of grant and the value of Class A Common Stock on the date of exercise, subject to a maximum increase in value (100% for awards granted in 2007). SARs vest ratably over a three-year period from the date of grant. SARs vest immediately upon the grantee’s death or disability during employment or upon retirement after age 63 with 10 years of service provided that the grantee is employed on December 31 of the year in which the SAR was granted. Upon termination of employment, the grantee has up to 12 months thereafter to exercise any vested SAR.

Note: The forms of agreements filed as exhibits to this Current Report, together with the Stock Appreciation Rights Plan and the disclosures stated above, contain the material terms and conditions for participation in the compensation arrangement described in this Item. In reliance on Instruction 1 to Item 601(b)(10) of Regulation S-K, the Company is not filing each individual’s personal arrangement under the plan.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

10.01	Stock Appreciation Rights Plan
10.02	Form of Stock Appreciation Right Agreement (select executives)
10.03	Form of Stock Appreciation Right Agreement (other recipients)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC.
(Registrant)
Date February 5, 2007
/s/ John A. Schauss
John A. Schauss
Vice President - Finance
and Chief Financial Officer